Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

TWB Company, LLC Deferred Profit Sharing Plan, as Amended and Restated:

We consent to the incorporation by reference in the Registration Statement filed on Form S-8 of Worthington Industries, Inc. and the TWB Company, LLC Deferred Profit Sharing Plan, as Amended and Restated, of our report dated June 13, 2014, with respect to the financial statements and supplemental schedule of the TWB Company, LLC Deferred Profit Sharing Plan, as Amended and Restated, as of and for the fiscal years ended December 31, 2013 and 2012, which report appears in the Annual Report on Form 11-K of the TWB Company, LLC Deferred Profit Sharing Plan, as Amended and Restated, for the fiscal year ended December 31, 2013.

MEADEN & MOORE, LTD.
Certified Public Accountants

Cleveland, Ohio
June 13, 2014